Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES
SENIOR VICE PRESIDENT OF OPERATIONS TO RETIRE

MELVILLE, N.Y., January 28, 2010 -- Comtech Telecommunications Corp. (Nasdaq:CMTL) announced today that Frank Otto will retire as Comtech's Senior Vice President, Operations, effective February 5, 2010, to accept a new position with a local not-for-profit organization known as the Long Island Forum for Technology (LIFT). Mr. Otto has served in his current capacity with Comtech since April 2008. For the past two years, Mr. Otto served as Voluntary Chairman of LIFT.

In announcing Mr. Otto’s retirement, Fred Kornberg, Chairman and Chief Executive Officer of Comtech Telecommunications Corp., said, "The Board of Directors and I are very appreciative of Frank’s contributions during his time at Comtech. We wish him continued success in the future and look forward to working with him as part of his new role at LIFT."

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:

Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com

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